EXIHIBIT 21.1

ON SEMICONDUCTOR CORPORATION

List of Subsidiaries as of 12/31/03 (1)

SCG (Czech) Holding Corporation {Delaware}
SCG (China) Holding Corporation {Delaware}
Leshan-Phoenix Semiconductor Company Limited [JV] {Leshan, China}
SCG (Malaysia SMP) Holding Corporation {Delaware}
Semiconductor Components Industries, LLC {Delaware}
Semiconductor Components Industries of Rhode Island, Inc. {Rhode Island}
Semiconductor Components Industries International of Rhode Island, Inc. {Rhode Island}
Semiconductor Components Industries Puerto Rico, Inc. {Delaware}
ON Semiconductor Slovakia a.s. {Slovak Republic}
SCG International Development, LLC {Delaware}
SCG Malaysia Holdings Sdn. Bhd. {Malaysia}
SCG Industries Malaysia Sdn. Bhd. {Malaysia}
ON Semiconductor Technology Malaysia Sdn. Bhd. {Malaysia}
SCG Mexico, S.A. de C.V. {Mexico}
ON Semiconductor Technology Japan Ltd. {Japan}
ON Semiconductor Japan Ltd. {Japan}
SCG Philippines, Incorporated {Philippines}
SCG Asia Capital Pte. Ltd. {Malaysia}
SCG Czech Design Center s.r.o. {Czech Republic}
ON Semiconductor CHC, s.r.o. {Czech Republic}
ON Semiconductor Czech Republic, a.s. {Czech Republic}
ON Semiconductor Hong Kong Design Limited {Hong Kong, China}[also d/b/a ON Semiconductor]
ON Semiconductor Design (Shanghai) Limited {China}
ON Semiconductor Trading Ltd. {Bermuda}
ON Semiconductor Denmark ApS {Denmark}
Semiconductor Components Industries Singapore Pte Ltd {Singapore}
SCG Hong Kong SAR Limited {Hong Kong, China} [also d/b/a ON Semiconductor]
ON Semiconductor Trading (Shanghai) Limited
ON Semiconductor (Shenzhen) Limited
ON Semiconductor Limited {United Kingdom}
SCG Korea Ltd. {Korea}
ON Semiconductor Canada Trading Corporation {Canada}
ON Semiconductor Germany GmbH {Germany}
ON Semiconductor France SAS {France}
ON Semiconductor Italy S.r.l. {Italy}

“{ }”	Denotes jurisdiction

(1)	Listing includes only doing business names and does not include trade names.